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                                                                   EXHIBIT 10.1

      HEADLANDS MORTGAGE COMPANY ANNOUNCES INITIAL PUBLIC OFFERINGPRIVATE
                      OF 8,000,000 SHARES OF COMMON STOCK


Larkspur, CA  February 4, 1998 - Headlands Mortgage Company (NASDAQ:HDLD) today
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announced the public offering of 8,000,000 shares of common stock at an offering price of $12.00 per share. Of the 8,000,000 shares, 4,500,000 shares are being sold by the Company and 3,500,000 are being sold by certain non-executive, non-employee selling shareholders. The preliminary prospectus dated January 8, 1998 relating to the offering reflected an initial estimated price range of $14.00 to $16.00 per share. The net proceeds to the Company are estimated to be $49,420,000 ($62,812,000 assuming exercise in full of the underwriters' over-allotment option) compared to $61,975,000 ($78,715,000 assuming exercise in full of the over-allotment option) at the mid-point of the estimated price range shown in the preliminary prospectus.

The offering is being managed by NationsBanc Montgomery Securities LLC, BT Alex. Brown Incorporated and UBS Securities LLC and is scheduled to close on February 10, 1998.

A written prospectus prepared in connection with this offering may be obtained by calling the Company at (415) 461-6790 or by writing Gilbert J. MacQuarrie, Headlands Mortgage Company, 1100 Larkspur Landing Circle, Suite 101, Larkspur, California 94939.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sales of these securities in any state in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such state.

Headlands Mortgage Company is a specialty mortgage banking company in the business of originating, selling, securitizing and servicing mortgage loans secured by one- to four-family residences. After giving effect to the offering, the Company will have outstanding 18,500,000 shares of common stock (NASDAQ National Market, Symbol "HDLD") assuming no exercise of the underwriters' over-allotment option.